Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

GreenLight Biosciences Holdings, PBC

at

$0.30 Net Per Share

by

SW MergerCo, Inc.

a wholly-owned subsidiary of

SW ParentCo, Inc., an affiliate of

Fall Line Endurance Fund, LP

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON JULY 19, 2023, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

June 21, 2023

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated June 21, 2023 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) in connection with the Offer by SW MergerCo, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of SW ParentCo, Inc., a Delaware corporation (“Parent”), to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of GreenLight Biosciences Holdings, PBC, a Delaware public benefit corporation (“GreenLight”), at a purchase price of $0.30 per Share, net to the seller in cash without interest and subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

Also enclosed is GreenLight’s Solicitation/Recommendation Statement on Schedule 14D-9 and GreenLight’s and certain of the Rollover Investors’ Transaction Statement on Schedule 13E-3.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. The offer price for the Offer is $0.30 per Share, net to you in cash without interest, subject to any applicable withholding taxes.

2. The Offer is being made for all outstanding Shares.

3. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of May 29, 2023, (together with any amendments or supplements thereto, the “Merger Agreement”), among Parent, Purchaser and GreenLight, pursuant to which, after the completion of the Offer and the satisfaction or waiver of the conditions set forth therein, without a vote of the stockholders of GreenLight in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (“DGCL”) Purchaser will be merged with and into GreenLight, and GreenLight will be the surviving corporation (the “Merger”).

4. Prior to the execution and delivery of the Merger Agreement, Parent and each of the Rollover Investors entered into those certain Contribution and Exchange Agreements, pursuant to which each Rollover Investor agreed, among other things, (a) to exchange their Rollover Shares on a 1-to-1 basis for shares of newly authorized Series A-2 Preferred Stock, par value $0.0001 per share, of Parent, effective immediately prior to the Effective Time (as defined in the Merger Agreement) and (b) not to tender any of the Rollover Shares in the Offer. The Rollover Shares constitute approximately 79.46% of the total issued and outstanding Shares as of June 14, 2023.

5. Concurrent with the execution of the Merger Agreement, Parent and the Note Investors (as defined in the Offer to Purchase) entered into a Secured Convertible Note Purchase Agreement (the “Note Purchase Agreement”), pursuant to which GreenLight is a third party beneficiary and under which Parent will issue up to $100 million of Convertible Secured Promissory Notes (“Parent Notes”) to the investors at the Offer Acceptance Time (as defined in the Offer to Purchase), of which $52.075 million is committed as of the date hereof with the $52.075 million being inclusive of $15 million in Advance Notes (as defined below). Each Note Investor committed to pay to Parent, at the Offer Acceptance Time their respective Commitment Amounts (as defined in the Offer to Purchase) in exchange for the Parent Notes. The Commitment Amounts (as defined in the Note Purchase Agreement) will be used by Parent for purposes of funding (a) the Offer Price in the Offer and in the Merger Consideration (as defined in the Offer to Purchase) in the Merger, (b) fees and expenses incurred by the parties to the Merger Agreement in connection with the transactions contemplated thereby and (c) general working capital of Parent, including the Surviving Corporation (as defined in the Offer to Purchase), following the consummation of the Merger. In connection with the Note Purchase Agreement and substantially concurrently with the execution of the Merger Agreement, GreenLight received $15 million of cash from, and issued $15 million of unsecured notes (the “Advance Notes”) to, the Note Investors for the purpose of providing working capital to GreenLight. Upon the consummation of the Merger, the Advance Notes will automatically be exchanged for Parent Notes issued by Parent, with the principal balance of the Advance Notes plus all accrued interest being credited towards the Parent Notes principal amount on a dollar-for-dollar basis.

6. Appraisal rights are not available as a result of the Offer. However, if the Merger takes place, stockholders who have not tendered their Shares in the Offer and who are entitled to demand and properly demand appraisal of such Shares pursuant to, and comply in all respects with the applicable legal requirements will have appraisal rights under, the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you are entitled to demand, and properly demand, appraisal of your Shares pursuant to, and comply in all respects with, the applicable provisions of the DGCL, you will be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares, together with interest from the Effective Time (as defined in the Offer to Purchase) through the date of payment of the judgment upon the amount determined to be the fair value.

7. Following careful consideration, acting upon the unanimous recommendation of a special committee of the board of directors of GreenLight consisting only of independent and disinterested directors of GreenLight, the board of directors of GreenLight has unanimously (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of GreenLight and its stockholders, including the stockholders holding Shares not owned, directly or indirectly, by Parent or its affiliates, (ii) resolved that the Merger Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL and (C) resolved to recommend that GreenLight’s stockholders tender their Shares in the Offer.

8. The Offer and withdrawal rights will expire at one minute after 11:59 p.m., New York City time, on July 19, 2023, unless the Offer is extended by Purchaser or earlier terminated.

9. The Offer is subject to certain conditions described in Section 16 of the Offer to Purchase.

10. Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction, and Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

GreenLight Biosciences Holdings, PBC

at

$0.30 NET PER SHARE

Pursuant to the Offer to Purchase dated June 21, 2023

by

SW MergerCo, Inc.,

a wholly-owned subsidiary of

SW ParentCo, Inc.

an affiliate of

Fall Line Endurance Fund, LP

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated June 21, 2023 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), in connection with the offer by SW MergerCo, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of SW ParentCo, Inc., a Delaware corporation (“Parent”), to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of GreenLight Biosciences Holdings, PBC, a Delaware public benefit corporation (“GreenLight”), at a purchase price of $0.30 per Share, net to the seller in cash without interest and subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on my behalf to Continental Stock Transfer & Trust Company (the “Depositary”) will be determined by Purchaser (which may delegate power in whole or in part to the Depositary) and such determination shall be final and binding.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY: SHARES*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated: , 2023
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